Exhibit 99.1

CARNIVAL CORPORATION & PLC
PROVIDES FOURTH QUARTER 2022 BUSINESS UPDATE

MIAMI (December 21, 2022) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) provides fourth quarter 2022 business update.

•U.S. GAAP net loss of $1.6 billion, or $(1.27) diluted EPS and adjusted net loss of $1.1 billion, or $(0.85) adjusted EPS, for the fourth quarter of 2022 (see “Non-GAAP Financial Measures” below).
•Adjusted EBITDA for the fourth quarter of 2022 was $(96) million, within the previous guidance range of breakeven to slightly negative, despite an approximate $40 million unfavorable impact from fuel price and currency rates since forecasted information was provided in the Third Quarter Business Update.
•Adjusted EBITDA for the second half of 2022 was $207 million, inclusive of an increased investment in advertising to drive revenue in 2023.
•For the cruise segment, revenue per passenger cruise day (“PCD”) for the fourth quarter of 2022 increased 0.5% (3.8% in constant dollar) compared to a strong 2019, overcoming the dilutive impact of future cruise credits (“FCCs”), and better than the third quarter of 2022 which decreased 4.1% (2.1% in constant dollar) compared to 2019.
•Occupancy in the fourth quarter of 2022 was 19 percentage points below 2019 levels, on capacity in guest cruise operations approaching 2019 levels. This was better than the third quarter which was 29 percentage points below 2019 levels on 8% lower capacity than 2019.
•The company’s full year 2023 cumulative advanced booked position is higher than its historical average at higher prices in constant currency, normalized for FCCs, as compared to a strong 2019.
•Total customer deposits hit a fourth quarter record of $5.1 billion as of November 30, 2022, surpassing the previous record of $4.9 billion as of November 30, 2019.
•Fourth quarter 2022 ended with $8.6 billion of liquidity.

Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein commented, “Throughout 2022, we have successfully returned our fleet to service, aggressively building occupancy on growing capacity, while driving revenue per passenger cruise day higher than 2019 record levels, both in the fourth quarter and full year overall. We have also actively managed down our costs while investing to build future demand.”

Weinstein continued, “Booking volumes strengthened following the relaxation in protocols, cancellation trends are improving globally, and we have seen a measurable lengthening in the booking curve, across all brands. The momentum has continued into December, which bodes well for 2023 overall as more markets open for cruise travel, protocols continue to relax, our closer to home itineraries play out, our stepped-up advertising efforts pay dividends and our brands continue to hone all aspects of their revenue generating activities.”

Weinstein added, “We believe we are accelerating our return to strong profitability through our fleet and brand portfolio management which is delivering prudent capacity growth weighted toward our highest returning brands and amplified by nearly a quarter of our fleet consisting of newly delivered vessels. We believe this leaves us well positioned to drive revenue growth across our global brand portfolio as we continue to leverage our scale on our industry leading cost base, to deliver free cash flow which over time will propel us on the path to deleveraging, investment grade credit ratings and higher ROIC.”

Fourth Quarter 2022 Results and Statistical Information

•Continuing to close the gap to a strong 2019:
◦For the cruise segment, revenue per PCD for the fourth quarter of 2022 increased 0.5% (3.8% in constant dollar) compared to a strong 2019, overcoming the dilutive impact of FCCs, and better than the third quarter of 2022 which decreased 4.1% (2.1% in constant dollar) compared to 2019.
◦Occupancy in the fourth quarter of 2022 was 19 percentage points below 2019 levels, on capacity in guest cruise operations approaching 2019 levels. This was better than the third quarter which was 29 percentage points below 2019 levels on 8% lower capacity than 2019.
◦Revenue in the fourth quarter of 2022 was $3.8 billion, which was 80% of 2019 levels. This was better than the third quarter which was 66% of 2019 levels, an improvement of 14 percentage points.
•Adjusted cruise costs excluding fuel per ALBD (see “Non-GAAP Financial Measures” below) continued its sequential quarterly improvement in the fourth quarter of 2022 with a 7.2% increase (11% in constant currency) as compared to the fourth quarter of 2019, down from a 25% increase (same in constant currency) in the first quarter of 2022 as compared to the first quarter of 2019. Costs remain higher as a result of higher advertising investments to drive 2023 revenue as well as partially mitigating the impacts of a high inflation environment. This was in line with the previous guidance of a low double-digit increase in constant currency.
•Changes in fuel price, fuel mix and currency rates unfavorably impacted the fourth quarter of 2022 by $267 million compared to the fourth quarter of 2019.
•Adjusted EBITDA (see “Non-GAAP Financial Measures” below) for the fourth quarter of 2022 was $(96) million, within the previous guidance range of breakeven to slightly negative, despite an approximate $40 million unfavorable impact from fuel price and currency rates since forecasted information was provided in the Third Quarter Business Update.
•Adjusted EBITDA for the second half of 2022 was $207 million, inclusive of an increased investment in advertising to drive revenue in 2023.
•Total customer deposits hit a fourth quarter record of $5.1 billion as of November 30, 2022, surpassing the previous record of $4.9 billion as of November 30, 2019.

Fleet Optimization

The company expects to remove three additional smaller-less efficient ships from its fleet. Two of these three ships are from Costa Cruises’ (“Costa”) fleet as part of the company’s strategy to right-size the brand in light of the continued closure of cruise operations in China, and Costa’s significant presence there prior to the pause in the company’s guest cruise operations. Once completed in spring 2024, the company’s fleet optimization strategy will have reduced Costa’s capacity so that it approximates the 2019 capacity Costa dedicated outside of Asia to its core markets in Continental Europe.

The company now expects total capacity growth of 3% for 2023 compared to 2019, at the lower end of the previous guidance range of 3% to 5%. The prudent capacity growth rate includes the benefit that newly delivered ships will represent nearly a quarter of the company’s capacity.

Bookings

Booking volumes during the fourth quarter of 2022 for 2023 sailings are nearing 2019 comparable booking levels, with November booking volumes exceeding 2019 levels. The company’s North America and Australia (“NAA”) segment’s fourth quarter 2022 booking volumes for 2023 exceeded the comparable period in 2019. The company’s Europe and Asia (“EA”) segment’s fourth quarter 2022 bookings for 2023 were lower than the comparable period in 2019. However, reflecting the closer-in booking pattern of its Continental European brands, its fourth quarter 2022 bookings for fourth quarter sailings significantly exceeded the comparable period in 2019. Further, the company continues to see an extension of its EA segment’s booking curve, facilitating more optimal revenue yields over time.

Marking an early start to wave season (peak booking period), the company ended the year with multiple brands breaking records on very strong Black Friday and Cyber Monday booking volumes. The company’s full year 2023 cumulative advanced booked position is at higher prices in constant currency, normalized for FCCs, as compared to strong 2019 pricing with a booked position that is higher than the historical average. During the second half of 2022, the company significantly increased its advertising activities to support booking volumes. (The company’s current booking trends are compared to booking trends for 2019 as it is the most recent full year of guest cruise operations.)

Financing and Capital Activity

During the fourth quarter of 2022, the company continued its efforts to address future debt maturities while paying down its multi-currency revolving credit facility. The company:

•Completed a $2.0 billion private offering of Senior Priority Notes due 2028.
•Issued $1.1 billion aggregate principal amount of Convertible Senior Notes due 2027.
•Exchanged an additional $87 million in aggregate principal amount of its outstanding Convertible Senior Notes due 2023 (the “Existing Notes”) for the same amount of Convertible Senior Notes due 2024, extending maturities at the existing rate of 5.75% and the same initial conversion price as the Existing Notes.

In addition, during the fourth quarter the company invested $1.2 billion in capital expenditures, repaid $2.5 billion of borrowings outstanding under its $2.9 billion multi-currency revolving credit facility, repaid $1.0 billion of debt principal and incurred $0.4 billion of interest expense, net during the quarter. The company ended the fourth quarter of 2022 with $8.6 billion of liquidity, including cash, restricted cash from the 2028 Senior Priority Notes which is now unrestricted, and borrowings available under the revolving credit facility.

Environmental, Social and Governance (“ESG”)

Expanding Air Lubrication Systems (“ALS”) to generate savings in fuel consumption and reductions in carbon emissions

Building on the success of five ALS currently operating in its fleet, the company is currently installing ALS on six ships and is planning at least eight more installations. ALS cushion the flat bottom of a ship’s hull with air bubbles which reduces the ship’s frictional resistance and the propulsive power required to drive the ship through the water, which is expected to generate approximately 5% savings in fuel consumption and reductions in carbon emissions on ALS equipped ships. Together, this investment along with various other company initiatives, has enabled the company to increase its expectation for the reduction of both fuel consumption per ALBD and carbon emissions per ALBD to 15%, on an annualized basis, both as compared to 2019.

Carnival Chief Maritime Officer William Burke noted, “The installation of air lubrication technology is another example of our ongoing efforts to drive energy efficiency and reduce fuel consumption and emissions throughout our fleet. We look forward to expanding the ALS program and furthering our long-term sustainability strategy to continually invest in a broad range of energy reduction initiatives, which has included over $350 million invested in energy efficiency improvements since 2016.”

Carnival Corporation & plc Boards of Directors focus on mix of skills, experiences and diversity

The Boards of Directors regularly evaluate the composition of the Boards to ensure the appropriate mix of skills, experiences, and diversity of perspectives to effectively oversee the strategic direction of Carnival Corporation & plc. During the quarter, Sara Mathew, retired Chair, President, and Chief Executive Officer of Dun & Bradstreet Corp., was appointed to the company’s Boards of Directors and Audit Committees. Mathew is an experienced leader and strategic operator with expertise in technology and innovation, finance, and global consumer-facing brands. Additionally, during the quarter, long-time Board member Sir John Parker made the decision not to seek re-election to the Boards of Directors at the 2023 Annual Meetings of Shareholders and will retire from the Boards with effect from the conclusion of the 2023 Annual Meetings of Shareholders. With these changes, as well as the recently announced retirement of long-time Board member and former President and CEO Arnold Donald, the company’s Boards will be comprised of twelve members as of April 2023, ten of whom are independent directors, four of whom are female and one of whom is ethnically diverse.

Other Recent Highlights

•Carnival Corporation & plc and its brands received the following recognitions:
◦Carnival Corporation was named one of the World’s Top Female-Friendly Companies and one of the World’s Best Employers of 2022 by Forbes, both for the second consecutive year, along with one of America’s Greatest Workplaces for Diversity by Newsweek.
◦Carnival Cruise Line was a big winner in Travel Weekly’s Readers’ Choice Awards, taking home top honors in four categories – Best Family Cruise Line, Best Group Program, Best Short Itinerary Program, as well as Best Domestic Cruise Line for the seventh year in a row.
◦Other Best in Cruise Line Travel Weekly’s Readers’ Choice Awards received by our brands include amongst others:
▪Alaska: Princess
▪Under 1,000 Berths: Seabourn
▪World Cruise Itinerary: Holland America Line
▪Best Shipboard Tech: Princess
◦Princess Cruises was awarded Best Premium Cruise Line by Australian Cruise Passenger Magazine.
◦Seabourn celebrates another banner year after receiving 29 top travel industry awards and accolades including Condé Nast Travel – Gold List: The Best Cruise Ships in the World: Seabourn Encore.
◦P&O Cruises (UK) was awarded Best Cruise Line for Family Holidays by the British Travel Awards.
•Carnival Cruise Line took delivery of Carnival Celebration, sister to Mardi Gras.
•P&O Cruises (UK) took delivery of Arvia, sister to Iona.
•Carnival Corporation & plc brands achieved record bookings:
◦Carnival Cruise Line achieved a record Cyber Monday booking day that was 50% above volume for the same day in 2019.
◦Holland America Line’s Black Friday booking volumes hit a record high in the United States, with volume for the day close to 20% higher than in 2019.
◦Seabourn reported its best performance for the month of November, booking a record number of guests.

Weinstein added “We’ve completed a monumental 18-month journey – returning 90 ships to service, re-boarding over 100,000 team members, and restarting our unmatched portfolio of eight private island and port destinations plus our unrivaled land-based footprint in Alaska and the Yukon, all while welcoming back nearly 9 million guests. For that, I sincerely thank our global teams around the world for the ingenuity and sheer determination it took to see that through to completion.”

Selected Forecast Information

Available Lower Berth Days (“ALBDs”) and Capacity Growth vs. 2019

The company’s ALBDs consist of contracted new ships and announced ship removals.

	2023
(in millions)	1Q	2Q	3Q	4Q	Full Year
ALBDs	22.1	22.2	23.3	22.7	90.3

The company’s capacity growth is expected to be 3.7% for the first quarter of 2023 compared to the first quarter of 2019 and 3.3% for the full year 2023 compared to the full year 2019.

Occupancy

The company’s occupancy for the first quarter of 2023 is expected to be 90% or slightly higher, a 14 percentage point gap, or better, from 2019 levels, which is an improvement from a 19 percentage point gap for the fourth quarter of 2022 compared to the fourth quarter of 2019. The company continues to expect to close the gap to 2019 levels, with occupancy returning to historical levels in the summer of 2023, which has historically been well over 100%.

Currencies

USD to 1	1Q 2023
AUD	$0.67
CAD	$0.73
EUR	$1.05
GBP	$1.23

Adjusted Cruise Costs, Excluding Fuel per ALBD

	1Q 2023		Full Year 2023
Change compared to 2019	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Adjusted cruise costs excl. fuel per ALBD	4.0% to 5.0%	6.5% to 7.5%	5.0% to 6.0%	7.5% to 8.5%

Fuel

	1Q 2023	Full Year 2023
Fuel consumption in metric tons (in millions)	0.7	2.9
Blended spot price	$670	$673
Fuel expense (in billions)	$0.5	$2.0
Impact to fuel expense of 10% change in fuel price (in millions)	$47	$185

The company expects a 15% reduction in both fuel consumption per ALBD and carbon emissions per ALBD on an annualized basis for the full year 2023, both as compared to 2019.

Depreciation and Amortization

The company’s depreciation and amortization forecast for the first quarter of 2023 is $0.6 billion. The 2023 full year forecast is $2.4 billion.

Interest Expense, Net of Capitalized Interest and Interest Income

The company’s interest expense, net of capitalized interest and interest income forecast for the first quarter of 2023 is $0.5 billion. The 2023 full year forecast is $2.0 billion.

Adjusted EBITDA and Adjusted Net Income (Loss)

The company expects $250 to $350 million of adjusted EBITDA for the first quarter of 2023. The company expects a sequential improvement compared to 2019 in each quarter of 2023 as it continues to close the gap. In addition, the company expects to generate significant positive adjusted EBITDA in 2023. The company expects an adjusted net loss of $750 to $850 million for the first quarter of 2023.

Capital Expenditures

The company’s annual capital expenditure forecast for 2023, is as follows:

(in billions)	2023	2024	2025	2026
Contracted newbuild	$1.8	$2.4	$0.9	$—
Non-newbuild	1.6	1.7	1.7	1.7
Total (a)	$3.4	$4.1	$2.6	$1.7

(a)Forecasted capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar.

Outstanding Debt Maturities

As of November 30, 2022, the company’s outstanding debt maturities are as follows:

(in billions)	2023	2024	2025	2026
First Lien	$0.0	$0.0	$2.6	$0.0
Second Lien	—	—	—	1.2
All other	2.3	2.4	1.8	3.3
Total Principal payments on outstanding debt (a)	$2.4	$2.4	$4.4	$4.5

(a)Excludes the $2.9 billion multi-currency revolving credit facility at November 30, 2022. As of November 30, 2022, borrowings under the multi-currency revolving credit facility were $0.2 billion, which mature in August 2024.

Refer to Financial Information within the Investor Relations section of the corporate website for further details on its Debt Maturities, which will be available after the conference call: https://www.carnivalcorp.com/financial-information/supplemental-schedules

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its business update. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is one of the world’s largest leisure travel companies with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features – Carnival Cruise Line, Princess Cruises, Holland America Line, P&O Cruises (Australia), Seabourn, Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Additional information can be found on www.carnivalcorp.com, www.carnivalsustainability.com, www.carnival.com, www.princess.com, www.hollandamerica.com, www.pocruises.com.au, www.seabourn.com, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Liquidity and credit ratings
•Booking levels	•Adjusted earnings per share
•Occupancy	•Adjusted EBITDA
•Interest, tax and fuel expenses	•Adjusted Net Income (Loss)
•Currency exchange rates	•Estimates of ship depreciable lives and residual values
•Goodwill, ship and trademark fair values

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance as a result of the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•Events and conditions around the world, including war and other military actions, such as the current invasion of Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel have led, and may in the future lead, to a decline in demand for cruises, impacting our operating costs and profitability.
•Pandemics have in the past and may in the future have a significant negative impact on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry have in the past and may, in the future, negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection, labor and employment, and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers are also affected by COVID-19 and may be unable to deliver on their commitments which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•Failure to successfully implement our business strategy following our resumption of guest cruise operations would negatively impact the occupancy levels and pricing of our cruises and could have a material adverse effect on our business. We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change- and environmental-related matters). In addition, historical, current, and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2022	2021	2022	2021
Revenues
Passenger ticket	$2,269	$674	$7,022	$1,000
Onboard and other	1,570	613	5,147	908
	3,839	1,287	12,168	1,908
Operating Costs and Expenses
Commissions, transportation and other	489	153	1,630	269
Onboard and other	468	178	1,528	272
Payroll and related	580	475	2,181	1,309
Fuel	580	282	2,157	680
Food	277	107	863	187
Ship and other impairments	433	67	440	591
Other operating	840	560	2,958	1,346
	3,665	1,823	11,757	4,655
Selling and administrative	741	580	2,515	1,885
Depreciation and amortization	568	552	2,275	2,233
Goodwill impairments	—	226	—	226
	4,974	3,180	16,547	8,997
Operating Income (Loss)	(1,135)	(1,893)	(4,379)	(7,089)
Nonoperating Income (Expense)
Interest income	40	2	74	12
Interest expense, net of capitalized interest	(448)	(348)	(1,609)	(1,601)
Gains (losses) on debt extinguishment, net	(1)	(298)	(1)	(670)
Other income (expense), net	(57)	(87)	(165)	(173)
	(466)	(731)	(1,701)	(2,433)
Income (Loss) Before Income Taxes	(1,601)	(2,624)	(6,080)	(9,522)
Income Tax Benefit (Expense), Net	3	4	(14)	21
Net Income (Loss)	$(1,598)	$(2,620)	$(6,093)	$(9,501)

Earnings Per Share
Basic	$(1.27)	$(2.31)	$(5.16)	$(8.46)
Diluted	$(1.27)	$(2.31)	$(5.16)	$(8.46)
Weighted-Average Shares Outstanding - Basic	1,259	1,135	1,180	1,123
Weighted-Average Shares Outstanding - Diluted	1,259	1,135	1,180	1,123

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions)

	November 30,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$4,029	$8,939
Restricted cash	1,988	14
Short-term investments	—	200
Trade and other receivables, net	395	246
Inventories	428	356
Prepaid expenses and other	652	379
Total current assets	7,492	10,133
Property and Equipment, Net	38,687	38,107
Operating Lease Right-of-Use Assets	1,274	1,333
Goodwill	579	579
Other Intangibles	1,156	1,181
Other Assets	2,515	2,011
	$51,703	$53,344
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$200	$2,790
Current portion of long-term debt	2,393	1,927
Current portion of operating lease liabilities	146	142
Accounts payable	1,050	797
Accrued liabilities and other	1,942	1,641
Customer deposits	4,874	3,112
Total current liabilities	10,605	10,408
Long-Term Debt	31,953	28,509
Long-Term Operating Lease Liabilities	1,189	1,239
Other Long-Term Liabilities	891	1,043
Commitments and Contingencies
Shareholders’ Equity
Carnival Corporation common stock, $0.01 par value; 1,960 shares authorized; 1,244 shares at 2022 and 1,116 shares at 2021 issued	12	11
Carnival plc ordinary shares, $1.66 par value; 217 shares at 2022 and 2021 issued	361	361
Additional paid-in capital	16,872	15,292
Retained earnings	269	6,448
Accumulated other comprehensive income (loss) (“AOCI”)	(1,982)	(1,501)
Treasury stock, 130 shares at 2022 and 2021 of Carnival Corporation and 72 shares at 2022 and 67 shares at 2021 of Carnival plc, at cost	(8,468)	(8,466)
Total shareholders’ equity	7,065	12,144
	$51,703	$53,344

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	November 30,
OTHER BALANCE SHEET INFORMATION (in millions)	2022	2021
Liquidity (a)	$8,635	$9,378
Debt (current and long-term)	$34,546	$33,226
Customer deposits (current and long-term)	$5,089	$3,508

(a)Includes cash, restricted cash from the 2028 Senior Priority Notes which is now unrestricted, and borrowings available under the revolving credit facility

	Three Months Ended November 30,		Twelve Months Ended November 30,
CASH FLOW INFORMATION (in millions)	2022	2021	2022	2021
Cash from (used in) operations	$(117)	$(368)	$(1,670)	$(4,109)
Capital expenditures	$1,181	$487	$4,940	$3,607

STATISTICAL INFORMATION
PCDs (in millions) (a)	18.3	6.0	54.6	8.2
ALBDs (in millions) (b)	21.5	10.2	72.5	14.6
Occupancy percentage (c)	85%	58%	75%	56%
Passengers carried (in millions)	2.5	0.9	7.7	1.2
Fuel consumption in metric tons (in millions)	0.7	0.5	2.6	1.3
Fuel consumption in metric tons per thousand ALBDs	33.4	(d)	36.1	(d)
Fuel cost per metric ton consumed	$812	$590	$830	$515
Tour and other revenue (in millions)	$30.9	$4.1	$185.4	$46.4

Currencies (USD to 1)
AUD	$0.66	$0.73	$0.70	$0.75
CAD	$0.74	$0.80	$0.77	$0.80
EUR	$1.00	$1.16	$1.06	$1.19
GBP	$1.15	$1.36	$1.25	$1.38

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

(d)Fuel consumption in metric tons per thousand ALBDs for 2021 is not meaningful.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Data in the below table is compared against 2019 as it is the most recent year of full operations since 2021 and 2020 were impacted by the pause and resumption of guest cruise operations.

Consolidated cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBD as follows:

	Three Months Ended November 30,			Twelve Months Ended November 30,
(dollars in millions, except costs per ALBD)	2022	2022 Constant Currency	2019	2022	2022 Constant Currency	2019
Operating costs and expenses	$3,665		$3,077	$11,757		$12,909
Selling and administrative expenses	741		667	2,515		2,480
Tour and other expenses	(45)		(76)	(214)		(296)
Cruise costs	4,362		3,667	14,058		15,093
Less
Commissions, transportation and other	(489)		(595)	(1,630)		(2,720)
Onboard and other	(468)		(481)	(1,528)		(2,101)
Gains (losses) on ship sales and impairments	(431)		5	(433)		16
Restructuring expenses	(20)		(10)	(22)		(10)
Other	(10)		—	(10)		(43)
Adjusted cruise costs	2,944		2,586	10,436		10,234
Less fuel	(580)		(358)	(2,157)		(1,562)
Adjusted cruise costs excluding fuel	$2,364	$2,449	$2,228	$8,278	$8,435	$8,672
ALBDs (in thousands)	21,532	21,532	21,753	72,536	72,536	87,424

Cruise costs per ALBD	$202.56		$168.58	$193.81		$172.64
% increase (decrease) vs 2019	20%			12%
Adjusted cruise costs per ALBD	$136.71		$118.89	$143.87		$117.07
% increase (decrease) vs 2019	15%			23%
Adjusted cruise costs excluding fuel per ALBD	$109.78	$113.74	$102.44	$114.13	$116.29	$99.20
% increase (decrease) vs 2019	7.2%	11%		15%	17%
(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions)	2022	2021	2022	2021
Net income (loss)
U.S. GAAP net income (loss)	$(1,598)	$(2,620)	$(6,093)	$(9,501)
(Gains) losses on ship sales and impairments	431	292	433	802
(Gains) losses on debt extinguishment, net	1	298	1	670
Restructuring expenses	20	7	22	13
Other	77	69	130	86
Adjusted net income (loss)	$(1,068)	$(1,955)	$(5,508)	$(7,931)
Interest expense, net of capitalized interest	448	348	1,609	1,601
Interest income	(40)	(2)	(74)	(12)
Income tax (expense), benefit	(3)	(4)	14	(21)
Depreciation and amortization	568	552	2,275	2,233
Adjusted EBITDA	$(96)	$(1,060)	$(1,684)	$(4,129)

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions, except per share data)	2022	2021	2022	2021
Adjusted net income (loss)	$(1,068)	$(1,955)	$(5,508)	$(7,931)
Weighted-average shares outstanding - diluted	1,259	1,135	1,180	1,123
Adjusted earnings per share	$(0.85)	$(1.72)	$(4.67)	$(7.06)

Non-GAAP Financial Measures

We use adjusted net income (loss), adjusted EBITDA and adjusted earnings per share as non-GAAP financial measures of the company’s financial performance. We use adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD as non-GAAP financial measures of our cruise segments’ financial performance. These non-GAAP financial measures are provided along with U.S. GAAP cruise costs per ALBD and U.S. GAAP net income (loss).

We believe that gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for these items to be excluded from our net income (loss) and earnings per share, and accordingly, we present adjusted net income (loss) and adjusted earnings per share excluding these items as additional information to investors.

We believe that the presentation of adjusted EBITDA provides additional information to investors about our operating profitability by excluding certain gains and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our cost performance as a supplement to our U.S. GAAP consolidated financial statements. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD.

We exclude our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees, as well as fuel expense to calculate adjusted cruise costs without fuel. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted U.S. GAAP gross cruise costs to forecasted adjusted cruise costs, excluding fuel or forecasted U.S. GAAP net income (loss) to forecasted adjusted EBITDA or forecasted adjusted net income (loss) because preparation of meaningful U.S. GAAP forecasts of gross cruise costs and net income (loss) would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and certain other non-core gains and losses.

Constant Dollar and Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the 2022 periods’ currency exchange rates have remained constant with the 2019 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting removes only the impact of changes in exchange rates on the translation of our operations.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.